Exhibit 23
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Overstock.com, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-181422, 333-184344, 333-162674, 333-160512, 333-124441, 333-123540, 333-203175, and 333-203176) on Form S-8 and (Nos. 333-203607 and 333-207141) on Form S-3 of Overstock.com, Inc. of our reports dated March 3, 2017, with respect to the consolidated balance sheets of Overstock.com, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Overstock.com, Inc.

Our report dated March 3, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states that Overstock.com, Inc. acquired SpeedRoute LLC and Pro Securities, LLC during 2016 and management excluded from its assessment of the effectiveness of Overstock.com’s internal controls over financial reporting as of December 31, 2016, SpeedRoute LLC and Pro Securities, LLC’s internal control over financial reporting associated with total assets of approximately 1% and total revenue of less than 1% included in the consolidated financial statements of Overstock.com, Inc. and subsidiaries as of and for the year ended December 31, 2016. Our audit of internal control over financial reporting of Overstock.com, Inc. also excluded an evaluation of the internal control over financial reporting of SpeedRoute LLC and Pro Securities, LLC.

/s/ KPMG LLP
Salt Lake City, Utah
March 3, 2017